===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         OSHMAN'S SPORTING GOODS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                         OSHMAN'S SPORTING GOODS, INC.
                               2302 MAXWELL LANE
                              HOUSTON, TEXAS 77023


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 19, 1998



To the Stockholders of Oshman's Sporting Goods, Inc.

          NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Oshman's Sporting Goods, Inc. will be held in the Oshman's SuperSports USA store at 2131 South Post Oak Road, Houston, Texas on Friday, June 19, 1998, 11:00 a.m., local time, for the following purposes:

1. To elect seven directors to serve as the Board of Directors until the next annual meeting of stockholders and until their respective successors are elected.

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

          The Board of Directors has fixed the close of business on April 20, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

          Stockholders who do not expect to attend the meeting in person are requested to fill in, date and sign the enclosed proxy and return it promptly in the enclosed postage-paid return envelope so that their shares may be represented and voted at the meeting.


                              By Order of the Board of Directors,



                              RICHARD G. DENNIS
                              Vice President, Secretary
                              and General Counsel


Dated:  May 18, 1998

                         OSHMAN'S SPORTING GOODS, INC.
                               2302 MAXWELL LANE
                              HOUSTON, TEXAS 77023

                             ---------------------
                                PROXY STATEMENT
                             ---------------------



                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 19, 1998


          The accompanying proxy is solicited by the Board of Directors of Oshman's Sporting Goods, Inc. (the "Company"), to be voted at the 1998 Annual Meeting of Stockholders, which will be held at the time and place and for the purposes expressed in the accompanying Notice of Annual Meeting. All shares represented by a properly completed and executed proxy will be voted at the meeting in accordance with the specifications set forth therein. If no contrary specification is made, all shares represented by an executed proxy will be voted for the nominees for the Board of Directors named therein. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by you at any time before it is exercised by giving notice to the Secretary of the Company, or by giving a later proxy or voting in person at the meeting.

          In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may aid in such solicitation by personal contact, telephone and telegraph. Brokerage firms will be requested to forward proxy materials to beneficial owners of shares registered in the names of such firms and will be reimbursed for their expenses. The cost of solicitation will be borne by the Company.

          The Company's Annual Report to Stockholders for the year ended January 31, 1998, including financial statements, is enclosed with this proxy statement, which is being mailed to stockholders on or about May 18, 1998. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material.


                    VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

          The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders is the close of business on April 20, 1998. As of April 20, 1998, there were 5,827,249 shares of common stock, $1.00 par value, of the Company ("Common Stock") issued and outstanding. In accordance with Delaware law and the Company's charter and bylaws, each of such shares of Common Stock is entitled to one vote on each matter to be acted upon at the meeting. In establishing the presence of a quorum, abstentions and broker non-votes will be included in the determination of the number of shares represented at the meeting. Abstentions will have the same effect as a vote against a proposal; broker non-votes, however, are not included in the tally of votes present and will not affect the outcome of a proposal. During the ten days prior to the annual meeting, a list of the stockholders entitled to vote at the annual meeting will be available at the principal offices of the Company during ordinary business hours for examination by any stockholder for any purpose germane to the meeting.

          Based on the records of the Company as of April 20, 1998, the following persons were known by the Company to own beneficially more than 5% of the Common Stock of the Company then outstanding:

                                          AMOUNT AND NATURE
                                           OF BENEFICIAL     PERCENTAGE
NAME                                        OWNERSHIP(1)      OF CLASS
----                                      ----------------   -----------

Marilyn Oshman.........................       1,199,122(2)         20.6%
     2302 Maxwell Lane
     Houston, Texas 77023

Judy O. Margolis.......................         801,618(3)         13.8%
     1400 Post Oak Blvd., Suite 808
     Houston, Texas 77056

Edward C. Stanton III, Trustee.........         422,300(4)          7.2%
     6363 Woodway, Suite 300
     Houston, Texas 77057

Jeanette Oshman Efron..................         398,829             6.8%
     2302 Maxwell Lane
     Houston, Texas 77023

Dimensional Fund Advisors, Inc.........         321,800             5.5%
     1299 Ocean Avenue, 11th Floor
     Santa Monica, California, 90401

Vendamerica B.V........................         300,000             5.1%
     De Klencke 6 1083 HH
     Amsterdam, Netherlands

Barry M. Lewis, Trustee................         298,432(5)          5.1%
     515 Post Oak Blvd., Suite 300
     Houston, Texas 77027

______________

(1) The persons listed have the sole power to vote and to dispose of the shares beneficially owned by them except as otherwise indicated. Does not include 11,802 shares owned by the Oshman Foundation. Jeanette Oshman Efron, Marilyn Oshman and Judy O. Margolis are three of six trustees of the Oshman Foundation. Such trustees are vested with the power to vote and dispose of all assets of the Foundation, including such shares. These persons disclaim all beneficial ownership of shares owned by the Foundation.

(2) Includes 251,800 shares held by Ms. Oshman as trustee for the benefit of her children. Does not include 422,300 shares held in trust for the benefit of Ms. Oshman and her children.

(3) Includes 237,800 shares held by Ms. Margolis as trustee for the benefit of her children, 1,500 shares held by Mrs. Margolis as custodian for three grandchildren and 11,527 shares held by the husband of Ms. Margolis as trustee for Ms. Margolis' son. Does not include 298,432 shares held in trust by Mr. Lewis as trustee for the benefit of Ms. Margolis and her children.

(4) These shares are held by Mr. Stanton as trustee for the benefit of Ms. Oshman and her children.

(5) These shares are held by Mr. Lewis as trustee for the benefit of Ms. Margolis and her children.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                 OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table shows, as of April 20, 1998, the number of shares of Common Stock beneficially owned by each of the directors, nominees for director, the executive officers named below in the Summary Compensation Table, and all executive officers and directors as a group.


                                                                  AMOUNT AND NATURE
                                                                    OF BENEFICIAL      PERCENTAGE
NAME                                                                 OWNERSHIP(1)       OF CLASS
----                                                              ------------------   -----------
Marilyn Oshman.................................................       1,199,122(2)(3)        20.6%
Alvin N. Lubetkin..............................................          22,000(3)(4)           *
Marvin Aronowitz...............................................          18,441                 *
A. Lynn Boerner................................................           5,625(3)(5)           *
Karen Desenberg................................................         117,346(6)            2.0%
Timothy L. Grady...............................................               0                 *
Mark L. Groeneman..............................................               0                 *
William M. Hitchcock...........................................           4,000(7)              *
Stephen A. Lasher..............................................           4,000(7)              *
Thomas J. McVey................................................               0                 *
Steven U. Rath.................................................          13,400(3)(8)           *
Manuel A. Sanchez, III.........................................         108,000(9)            1.9%
Dolph B.H. Simon...............................................          10,000(10)             *
All executive officers and directors as a group (14 persons)...       1,501,934(3)(11)       25.6%

-------------------
*Less than 1%
(1) The persons listed above have the sole power to vote and to dispose of the shares beneficially owned by them except as otherwise indicated. The 11,802 shares owned by the Oshman Foundation, of which Marvin Aronowitz, Marilyn Oshman and Alvin N. Lubetkin are three of the six trustees, are not included. Such trustees are vested with the power to vote and dispose of all assets of the Foundation, including such shares. These persons disclaim all beneficial ownership of shares owned by the Foundation.
(2) Includes 251,800 shares held by Ms. Oshman as trustee for the benefit of her children. Does not include 422,300 shares held in trust for the benefit of Ms. Oshman and her children.
(3) Excludes 79,304 shares owned by the Company's 401(k) Plan of which Messrs. Lubetkin, Rath, Boerner, and Ms. Oshman are four of the six trustees. Such trustees share voting and dispositive power over such shares. These persons disclaim beneficial ownership of shares owned by the 401(k) Plan, except to the extent of their respective interests as participants in the 401(k) plan.
(4) Excludes 100,000 shares of restricted Common Stock that are subject to vesting requirements.
(5) Includes vested options to purchase 2,500 shares pursuant to the Company's 1991 Stock Option Plan.
(6) Does not include 125,900 shares of Common Stock held in trust for the benefit of Ms. Desenberg.
(7) Includes vested options to purchase 4,000 shares of Common Stock pursuant to the Company's 1993 Non-Employee Director Stock Option Plan.
(8) Includes vested options to purchase 5,000 shares of Common Stock pursuant to the Company's 1986 Stock Option Plan.
(9) Includes 100,000 shares owned by Sanchez Interests, Ltd., 25.5% of which is owned by Mr. Sanchez and vested options to purchase 6,000 shares of Common Stock pursuant to the Company's 1993 Non-Employee Director Stock Option Plan. Mr. Sanchez is not standing for reelection as a director.
(10) Includes vested options to purchase 10,000 shares of Common Stock pursuant to the Company's 1993 Non-Employee Director Stock Option Plan.
(11) Includes vested options to purchase 31,500 shares of Common Stock held by officers and directors pursuant to the Company's 1986 Stock Option Plan, 1991 Stock Option Plan, 1993 Non-Employee Director Stock Option Plan and 1994 Omnibus Plan.

     The Company is not aware of any contractual arrangement, the operation of which may at a subsequent date result in a change in control of the Company.

                             ELECTION OF DIRECTORS

     At the annual meeting, the stockholders will elect the seven individuals who are to serve as directors during the coming year. Directors will be elected by the plurality vote of the shares of Common Stock represented at the annual meeting and entitled to vote. The persons named as proxies in the enclosed proxy, unless otherwise directed, intend to vote the shares represented by such proxy for the election of the nominees listed below.

     The following table and information sets forth the names of the nominees for election to the Board of Directors, the year from which each nominee has served as a director, if applicable, the age of each nominee and the principal occupation or employment of each nominee. The nominees elected as directors of the Company will serve until the next annual meeting of stockholders or until their respective successors are elected.

                                      DIRECTOR
NAME                                   SINCE     AGE            POSITION WITH THE COMPANY
----                                  --------   ---            -------------------------
Marvin Aronowitz(1)................       1962    73   Director
Karen Desenberg....................       1997    36   Director
William M. Hitchcock(2)............       1997    58   Director
Stephen A. Lasher(2)...............       1997    50   Director
Alvin N. Lubetkin(1)...............       1962    64   Vice Chairman of the Board, Chief Executive
                                                       Officer, President and Director
Marilyn Oshman(1)..................       1979    58   Chairman of the Board and Director
Dolph B. H. Simon(2)...............       1987    65   Director

-----------------------
(1)  Member of Executive Committee.
(2)  Member of the Audit Committee and the Compensation Committee.

          Mr. Aronowitz has served as a Director of the Company since 1962. He also served as President and Chief Operating Officer of the Company until June 1989, at which time he resigned as an officer and Mr. Lubetkin was elected President. Mr. Aronowitz remains an employee of the Company and was originally hired by the Company in 1945. He is a cousin of Ms. Oshman.

          Ms. Desenberg has been a Director of the Company since June 1997. Prior to that time, she was a Divisional Vice President-Merchandising Manager at the Company from April 1991 until December 1997. She is the daughter of Ms. Oshman and Mr. Lubetkin. Ms. Desenberg is the granddaughter, and Ms. Oshman is the daughter, of Jeanette Oshman Efron, a principal shareholder of the Company. Ms. Desenberg is the niece, and Ms. Oshman is the sister, of Judy O. Margolis, a principal shareholder of the Company.

          Mr. Hitchcock has been a Director of the Company since June 1997. He has been President of Avalon Financial, Inc. (a private investment company) since December 1996. He was employed as President of Plains Resources International Inc. (a wholly owned subsidiary of Plains Resources Inc., an independent oil and gas company) from 1992 to 1995. He was Chairman of the Board of Plains Resources, Inc. from August 1981 to October 1992, except for the period from April 1987 through October 1987 when he served as its Vice Chairman. Mr. Hitchcock is currently a director of Plains Resources Inc. and Thoratec Laboratories Corp. (a medical device company).

          Mr. Lasher has been a Director of the Company since June 1997. Mr. Lasher is President of Gulfstar Group, Inc., an investment banking firm in Houston, and has held that position since 1990. Mr. Lasher is a director of Weingarten Realty Investors, Ceonic Corp. and numerous private companies. In addition, Mr. Lasher serves on a number of charitable/non-profit boards in Houston, Texas including the boards of the University of Texas Health Science Center, Hermann Eye Institute, Kinkaid School, Society for the Performing Arts and the Children's Museum.

          Mr. Lubetkin has been an officer of the Company since 1966 and a Director since 1962. Mr. Lubetkin has overall responsibility for the Company's operations. He was originally hired by the Company in 1961.

          Ms. Oshman was elected Chairman of the Board in April 1993 and has been a Director of the Company since 1979. Prior to becoming an employee of the Company in 1990, Ms. Oshman was involved in civic and charitable activities and management of her personal investments.

          Mr. Simon has served as a Director of the Company since 1987. He is currently engaged in the private practice of law. He served as Vice President and General Counsel of Zale Corporation from 1978 until 1995. In January 1992, involuntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws were filed against Zale Corporation, and it consented to the entry of an order for relief under such filings. In June 1993, Zale Corporation completed its plan of reorganization and emerged from bankruptcy.

          Management of the Company has no reason to believe that any of the above nominees will be unavailable or unwilling to serve as director; however, in the event any of the above nominees should become unavailable or unwilling to serve if elected, proxies will be voted for the election of substitute nominees selected by the Board of Directors.

          In addition, Manuel A. Sanchez has served as a Director of the Company since 1996 and was a member of the Compensation Committee and the Audit Committee during fiscal 1997. He currently serves as President of the General Partner of each of Highland Distributing Company, Ltd. and HiPal Partners, Ltd., which are beer importation and distribution companies in Houston and Palestine, Texas. He is not standing for reelection at the annual meeting.

          The Company does not have a standing nominating committee of the Board of Directors or any committee performing similar functions. The Company has an Executive Committee which held no meetings during the fiscal year ended January 31, 1998, but met informally on several occasions during the year. The Executive Committee exercises limited powers of the Board of Directors between meetings of the Board. The Company's Compensation Committee held two meetings during the last fiscal year. The Compensation Committee has authority to consider and make recommendations to the Board of Directors regarding compensation of executive officers of the Company. The Company's Audit Committee, which held four meetings during the last fiscal year, considers the audit services performed by the Company's independent auditors and the possible effect on the independence of the auditors of the performance of non-audit services. The Audit Committee makes recommendations to the Board of Directors as to the selection of independent auditors and reviews with such independent auditors their reports of audit, the adequacy of internal controls and the accompanying management letters. During the fiscal year ended January 31, 1998, the Board of the Directors held eight meetings. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of the Board on which he or she served.

          Each non-employee director of the Company currently receives director's fees at a rate of $10,000 per full year plus $1,000 per meeting attended and $500 for meeting participation via telephone. Members of the Audit Committee receive $1,000 per meeting attended and members of the Compensation Committee receive $1,000 per meeting attended. These committee meeting fees are reduced to $500 for meetings held the same day as a Board of Directors meeting. The Chairman of the Audit Committee and the Compensation Committee receives a 50% premium fee for each meeting attended. The Company reimburses directors for out-of-pocket expenses incurred in connection with their duties. In addition, each non-employee director is granted options under the non-employee director stock option plan upon his or her becoming a director.

                      COMPENSATION OF EXECUTIVE OFFICERS

          The following tables set forth (i) the aggregate amount of remuneration paid by the Company for the three fiscal years ended January 31, 1998 to the Chief Executive Officer, the four other highest paid executive officers for whom disclosure is required, and one former executive officer who was not employed by the Company as of January 31, 1998 and (ii) the value at the end of the last fiscal year of the stock options held by such individuals.

                          SUMMARY COMPENSATION TABLE

                                                                                      Long-Term
                                                  Annual Compensation             Compensation Awards
                                               ---------------------------      -------------------------
                                                                                Restricted   Common Stock
                                   Fiscal                                          Stock      Underlying       All Other
Name and Principal Position         Year       Salary     Bonus      Other         Awards      Options        Compensation
                                    ----       ------     -----      -----         ------      -------        ------------
Alvin N. Lubetkin...........        1997      $389,900  $      0    $40,776(1)    $      0     $      0      $   39,187(2)
   Vice Chairman of the Board,      1996       364,237         0     44,377(1)           0            0          38,460(2)
   Chief Executive Officer,         1995       342,200    75,000     52,126(1)           0      250,000(3)       40,964(2)
   President and Director

Steven U. Rath..............        1997       115,000    33,000          0              0       15,000(4)            0
   Executive Vice President         1996       110,769    10,000          0              0            0               0
                                    1995       112,981         0          0              0            0               0

Thomas J. McVey.............        1997       114,423         0          0              0       20,000(5)            0
   Senior Vice President            1996        97,692     2,200          0              0            0               0
                                    1995        80,000     6,000          0              0            0               0

A. Lynn Boerner.............        1997       100,000     2,500          0              0        3,500               0
   Vice President and Chief         1996        97,885         0          0              0            0               0
   Accounting Officer               1995        90,962         0          0              0            0               0

Mark L. Groeneman...........        1997        97,850     5,000          0              0        6,000(6)            0
   Former Vice President            1996        97,083         0          0              0            0               0
                                    1995        94,808         0      5,363              0            0               0

Timothy L. Grady............        1997       107,560         0          0              0       20,000(7)            0
   Former Senior Vice               1996        83,654         0     16,000              0       10,000               0
    President and Chief             1995             0         0          0              0            0               0
    Financial Officer

------------------------
(1)      Includes  $33,768  in  1997,  $35,600  in 1996 and  $45,270  in 1995 as
         incremental cost to the Company for a $700,000 non-interest bearing ten-year loan made in October 1990 by the Company to Mr. Lubetkin. The loan is being repaid in bi-weekly installments. The loan is secured by a $700,000 life insurance policy and certain stock option rights. At the commencement of the last fiscal year, Mr. Lubetkin owed the Company $420,101. As of January 31, 1998, $374,619 remained outstanding under the loan.

(2) The Company has a Deferred Compensation Agreement with Mr. Lubetkin under which Mr. Lubetkin will receive annual lump-sum retirement benefits after he attains age 65. Upon Mr. Lubetkin's death, whether prior to or after he attains age 65, such payments will be made to his designated beneficiary. It is anticipated that these payments will be provided through a $900,000 life insurance policy (owned by Chase of Texas, trustee for the Deferred Compensation Agreement trust), which is subject to the rights of the general creditors of the Company. Assuming the Company is able to utilize the tax benefit from payments made under this agreement, the amount of such payments is currently estimated at $152,000 annually and $1,061,000 in the aggregate, based on an assumed 5.30% annual rate of interest and other actuarial assumptions included in such insurance policy. The amount shown reflects the value of this benefit under methodology required by the Commission.

(3) This option grant was made in exchange for the surrender by Mr. Lubetkin of a previous stock option granted December 22, 1986 under the 1986 Stock Option Plan for 250,000 shares at an option price of $8.40 per share.

(4) Includes options to purchase 10,000 shares of the Company's common stock granted as a repricing of previously granted stock options. See "Compensation Committee Report on Executive Compensation-Repricing of Stock Options".

(5) Includes 5,000 shares of the Company's common stock granted as a repricing of previously granted stock options. See "Compensation Committee Report on Executive Compensation-Repricing of Stock Options".

(6) Includes 2,500 shares of the Company's common stock granted as a repricing of previously granted stock options. See "Compensation Committee Report on Executive Compensation-Repricing of Stock Options". Mr. Groeneman resigned from the Company in March 1998 and all stock options granted to him were terminated at such time.

(7) Includes 10,000 shares of the Company's common stock granted as a repricing of previously granted stock options. See "Compensation Committee Report on Executive Compensation-Repricing of Stock Options". Mr. Grady resigned from the Company in August 1997 and all stock options granted to him were terminated at such time.

                              STOCK OPTION GRANTS
                 DURING THE FISCAL YEAR ENDED JANUARY 31, 1998



                                                                                                      POTENTIAL
                                   Individual Grants                                              REALIZABLE VALUE
                     -------------------------------------------                                     AT ASSUMED
                                          % OF TOTAL                                               ANNUAL RATES OF
                       NUMBER OF            OPTIONS                                                  STOCK PRICE
                      SECURITIES          GRANTED TO    EXERCISE                                    APPRECIATION
                      UNDERLYING           EMPLOYEES      PRICE                                   FOR OPTION TERM
                        OPTIONS            IN FISCAL       PER     EXPIRATION              ------------------------------
Name                    GRANTED              YEAR         SHARE       DATE                     5%                 10%
-------------------------------------------------------------------------------------------------------------------------
Alvin N. Lubetkin            0                 --             --              --                   --                  --
Steven U. Rath          15,000(1)             5.4%         $4.56   April 7, 2007              $43,016            $109,012
Thomas J. McVey         20,000(2)             7.2%          4.56   April 7, 2007               57,355             145,349
A. Lynn Boerner          3,500                1.3%          4.56   April 7, 2007               10,037              25,436
Mark L. Groeneman        6,000(3)             2.1%          4.56   April 7, 2007               17,207              43,605
Timothy L. Grady        20,000(4)             7.2%          4.56   April 7, 2007               57,355             145,349

_____________________
(1) Includes options to purchase 10,000 shares of the Company's common stock granted as a repricing of previously granted stock options. See "Compensation Committee Report on Executive Compensation-Repricing of Stock Options".
(2) Includes 5,000 shares of the Company's common stock granted as a repricing of previously granted stock options. See "Compensation Committee Report on Executive Compensation-Repricing of Stock Options".
(3) Includes 2,500 shares of the Company's common stock granted as a repricing of previously granted stock options. See "Compensation Committee Report on Executive Compensation-Repricing of Stock Options". Mr. Groeneman resigned from the Company in March 1998 and all stock options granted to him were terminated at such time.
(4) Includes 10,000 shares of the Company's common stock granted as a repricing of previously granted stock options. See "Compensation Committee Report on Executive Compensation-Repricing of Stock Options". Mr. Grady resigned from the Company in August 1997 and all stock options granted to him were terminated at such time.



              JANUARY 31, 1998 FISCAL YEAR-END OPTION VALUE TABLE


                                          Number of Securities
                                         Underlying Unexercised                      Value of Unexercised In-the-Money
                                       Options at Fiscal Year End                        Options at Fiscal Year End
                             -----------------------------------------------   ----------------------------------------------
Name                               Exercisable             Unexercisable            Exercisable            Unexercisable
--------------------------   -----------------------   ---------------------   ---------------------   ----------------------
Alvin N. Lubetkin.........                250,000(1)                       0                      $0                  $     0
Steven U. Rath............                  5,000                     15,000                       0                    8,475
Thomas J. McVey...........                      0                     20,000                       0                   11,300
A. Lynn Boerner...........                  2,500                      3,500                       0                    1,978
Mark L. Groeneman(2)......                      0                      6,000                       0                    3,390
Timothy L. Grady..........                      0                          0                       0                        0

__________________
(1) In April 1998, these options were repriced and, as a result of new vesting requirements, became unexercisable.
(2) Mr. Groeneman resigned from the Company in March 1998 and all stock options granted to him were terminated at such time.


EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

  In October 1990, the Company entered into an employment agreement with Mr. Lubetkin. The agreement provides that Mr. Lubetkin will serve as the Chief Executive Officer of the Company for such salary and compensation as may be fixed from time to time by the Board of Directors. The agreement limits the ability of Mr. Lubetkin to compete with the Company for a period of 18 months after he ceases to be an employee of the

Company. The term of the agreement commenced October 3, 1990 and continues until the loan to Mr. Lubetkin described in note (1) to the Summary Compensation Table has been fully repaid.

  The Company has entered into an executive salary continuation agreement with Mr. Aronowitz, as its former President and Chief Operating Officer, under which the Company agrees to pay to certain beneficiaries of Mr. Aronowitz up to $51,000 upon his death. This payment is to be funded by an insurance policy obtained by the Company on the life of Mr. Aronowitz. The Company paid $5,026 this policy during the fiscal year ended January 31, 1998.

  The Company maintains a severance pay and bonus policy for certain officers and employees of the Company. The policy provides that the Company will be required to make payments (in the form of bonuses or severance pay, depending on the circumstances) to designated officers and employees of the Company on a date that is six months following a "Change in Control" of the Company. A Change in Control occurs when (i) certain persons or groups hold or acquire, directly or indirectly, securities representing 50% or more of the voting power of the Company's then outstanding voting stock or (ii) there is a change in the ownership of 80% or more of the assets of the Company. Following a Change in Control, the Company is obligated to make such payments whether the designated persons continue in the employ of the Company or they resign or are terminated. The amount payable to Mr. Lubetkin under the policy is equal to the lesser of
(i) 299% of his "base amount," as defined in the Internal Revenue Code of 1986, as amended (the "Code"), which is generally the same as such person's average annual compensation from the Company, or (ii) the maximum amount of additional compensation that may be paid to such person without the Company losing any Federal income tax deduction for such payments or the employee being subjected to a Federal excise tax on such payments. The amounts payable to Messrs. McVey, Boerner, Rath and other officers or employees of the Company under the policy are calculated using other formulas and are subject to different restrictions.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee (the "Committee") of the Company's Board of Directors is pleased to present its annual report to stockholders on executive compensation. This report summarizes the charter of the Committee, the compensation policy for executive officers, the components of the executive compensation program and the basis on which compensation was determined for the Chief Executive Officer and other executive officers of the Company for the fiscal year ended January 31, 1998.

  During the fiscal year ended January 31, 1998, the Committee was comprised of the following Board members, none of whom was employed by the Company: Dolph B.
H. Simon (Chairman), Manuel A. Sanchez, III, William M. Hitchcock (added to the Committee on June 20, 1997) and Stephen A. Lasher (added to the Committee on December 5, 1997.)

  Committee Charter. The Committee's charter provides that the Committee is to oversee the development of all compensation plans that apply to executive officers of the Company; administer all stock and incentive compensation plans requiring administration by "disinterested directors"; evaluate the performance and set the salary, bonus and stock awards for the Chairman of the Board, Chief Executive Officer and Chief Operating Officer; and act on recommendations by the Chief Executive Officer as to the salary, bonus and stock awards for all other executive officers. The Committee also approves offers of employment to individuals who would fill any executive officer position.

  Compensation Policy for Officers. It is the goal of the Company to strive for excellence in the selection and retention of highly qualified executive officers. To that end, the Committee will annually review the total compensation paid to executive officers. In any given year, Oshman's total compensation for any executive officer may be above or below the industry median based on the performance of the Company and the individual.

  The principal components of the executive compensation program are base salary, cash incentive compensation and stock-based, longer-term incentives:

          Base Salary -- levels are targeted at the industry median (sporting goods and other specialty retailers of similar size and complexity). Variations above and below this target should be based on the executive's background, qualifications and job performance at Oshman's.

          Cash Incentives -- should be given based upon achievement of pre-determined, measurable Company and individual goals. Incentive plans measure Company performance based on pre-tax income and other factors.

          Stock-Based Incentives -- are used to reward executive officers and to motivate them to achieve the Company's longer-term goals. In general, the Company will place greater emphasis on stock-based incentives, which are comprised of stock options, than on cash incentive payments. Company and individual performance results are considered when determining stock-based incentive awards, although no pre-determined performance criteria are utilized.

     Repricing of Stock Options. The Company's 1994 Omnibus Plan (the "Omnibus Plan") is designed to attract and retain the services of the Company's employees for the successful conduct, operation and administration of the Company, to provide an incentive to the employees and to align the interests of the employees with those of the stockholders. In April 1997, the Committee observed that the decline in the market price of the Company's Common Stock had frustrated these purposes and diminished the value of the Company's stock option program as an element of the Company's compensation arrangements. The decline in the market price per share to an extent that the price was significantly and consistently below the exercise price of stock options granted under the Company's various stock option plans had caused those stock options to lose their incentive and motivational value. The Committee determined that a stock option repricing program was the most cost-effective method to retain and motivate key employees and affiliates. At the time of the repricing, each employee of the Company, other than the chief executive officer, was given the option to have the Company cancel such existing employee's option and grant an option in replacement of such option, with a new vesting period.

  For these reasons, in April 1997, the Committee adopted a stock option repricing program with the following elements: (i) each employee of the Company, other than Alvin N. Lubetkin, who had received stock options under the Company's various stock option plans, would be eligible to participate in the program, (ii) each such employee would have the opportunity to exchange previously granted stock options for a grant of new options to purchase the same number of shares at an exercise price of $4.56, the then market price per share, and (iii) the repriced stock options vest as to 40% of the shares covered thereby on the third anniversary of the grant date and an additional 30% of the shares covered thereby on each of the fourth and fifth anniversaries of the grant date. All repriced options were granted as of April 8, 1997. In April 1998, the Committee determined that Alvin Lubetkin would be eligible to have his stock options repriced and options to purchase 250,000 shares of common stock previously issued to Mr. Lubetkin, constituting all stock options granted to him, were repriced with an exercise price of $5.50 per share. Mr. Lubetkin's repriced options vest as to 40% of the shares covered thereby on the second anniversary of the grant date and an additional 30% of the shares covered thereby on each of the third and fourth anniversaries of the grant date.

                             OPTION REPRICING TABLE

                                                                                                                        Length of
                                                                                                                         Original
                                                                                                                       Option Term
                                                Number of Securities   Market Price of   Exercise Price     New        Remaining at
                                                Underlying Repriced     Stock at Time       at Time       Exercise       Date of
Name                                Date              Options           of Repricing      of Repricing     Price        Repricing
-----------------------------   -------------   --------------------   ---------------   --------------   --------   --------------
Steven U. Rath, Executive       April 8, 1997              10,000                $4.56            $6.75      $4.56   1.7 years
   Vice President

Thomas J. McVey, Senior         April 8, 1997               5,000                $4.56            $6.75      $4.56   1.7 years
   Vice President

Mark L. Groeneman               April 8, 1997               2,500(1)             $4.56            $7.25      $4.56   2.2 years
   Former Vice President

Timothy L. Grady, Former        April 8, 1997              10,000(2)             $4.56            $8.50      $4.56   9.3 years
   Senior Vice President

__________________
(1) Mr. Groeneman resigned from the Company in March 1998 and all stock options granted to him were terminated at such time.
(2) Mr. Grady resigned from the Company in August 1997 and all stock options granted to him were terminated at such time.

          Compensation of the Chief Executive Officer. During the year ended January 31, 1998, Mr. Lubetkin's salary was maintained at the level in effect as of the end of the prior year, based upon the Compensation Committee's evaluation of his performance and the Company's performance. Mr. Lubetkin did not receive a bonus for fiscal 1997. Company performance is measured by, among other things, corporate net earnings, revenues and a comparison to the Company's peer group. Measurements used to evaluate the Chief Executive Officer include stock price performance and development of sound strategic and operating plans.

          Omnibus Budget Reconciliation Act of 1993. The Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") imposes a limit of $1,000,000, with certain exceptions, that a publicly held corporation may deduct in any year for the compensation paid with respect to each of its five most highly compensated executive officers. The Committee does not expect the compensation levels of Oshman's executives to exceed this limit and intends to try to comply with the provisions of the Budget Act that would preserve the deductibility of executive compensation payments to the greatest extent possible.

                                                    Dolph B. H. Simon, Chairman
                                                    William M. Hitchcock
                                                    Stephen A. Lasher
                                                    Manuel A. Sanchez, III


PERFORMANCE GRAPH

          The following graph compares the performance of the Company's Common Stock to the S&P 500 Index and to the S&P Retail Stores Composite Index. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at January 29, 1993, the last trading day in fiscal year 1992 which ended January 30, 1993, and that all dividends were reinvested. (The Company's fiscal year ends on the Saturday closest to the end of January.) Thereafter, points on the graph are plotted as of the last trading day in January for each successive fiscal year.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN




                             [CHART APPEARS HERE]



                     FISCAL YEAR ENDED JANUARY OR FEBRUARY,

                                           1993         1994         1995          1996          1997          1998
                                         --------    ---------    ---------     ---------    ----------    -----------
Oshman's                                   $ 100      $ 88.88         75.00        109.72        57.64          56.94
S&P 500                                    $ 100      $112.88        113.48        157.35       194.53         242.59
S&P Retail Stores                          $ 100      $ 96.38         89.24         96.23       113.47         166.50

                              CERTAIN TRANSACTIONS

     In numerous transactions since 1959, the Company has leased both land and buildings for its executive offices, warehouses and one store in Houston, Texas from two trusts (the "Warehouse Trusts") of which Marilyn Oshman and Judy O. Margolis are the respective beneficiaries. Many of these leases are in effect at the present time. The aggregate rental payments from the Company to the Warehouse Trusts were approximately $362,600 during the fiscal year ended January 31, 1998. The existing leases were amended as of February 8, 1998, to extend the term to expire on November 3, 2003, and the annual rental was increased to $398,860. The amendment also provides for an option period to extend the term for an additional five years, at an annual rental rate of $478,632. The Company believes that the terms of all of these leases with the Warehouse Trusts are as favorable to the Company as the terms under which it could lease comparable facilities from an unaffiliated lessor in arm's length transactions. If the Company needs to further expand its offices or warehouse facilities, it may enter into other leases with the Warehouse Trusts. However, no lease will be entered into unless its terms are as favorable to the Company as those which could be obtained in arm's length negotiations for comparable premises.

     In March 1988, the Company entered into an agreement with Flagship Associates providing for the lease by the Company of the land and building in Union, New Jersey where one of the Company's stores was operated from March 1990 to September 1993. Charles Lubetkin, Alvin Lubetkin's brother, is a general partner of Flagship Associates and has a 19.75% interest in such partnership. The lease is for a term of twenty years, provides for annual rental payments of $600,000 and is otherwise on terms the Company believes to be no less favorable than could be obtained from an unrelated third party. This lease was amended and assigned to an unrelated third party in September 1993, and the Company remains liable on the lease. This unrelated third party filed for bankruptcy protection under chapter 11 of the US Bankruptcy Code on December 16, 1997. The lease was subsequently assumed and assigned to a different unrelated third party on February 5, 1998.

     The daughter of Marilyn Oshman and Alvin Lubetkin, Karen Oshman Desenberg, was employed by the Company as a Divisional Vice President--Merchandise Manager until December 1997. She currently serves as a Director of the Company. During the fiscal year ended January 31, 1998, Ms. Desenberg received compensation of $143,930. In addition, Ms. Desenberg was entitled to the benefits available to other Company employees of similar position. Although the specific value of such benefits cannot be determined by the Company, such value does not exceed 10% of her reported compensation.


           SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than ten percent of a registered class of the Company's securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Based soley upon a review of copies of reports filed with the SEC and written representations from certain of the Company's directors and executive officers that no other reports were required, the Company notes that all forms required to be filed during fiscal 1996 under Section 16(c) were so filed.

                              INDEPENDENT AUDITORS

     Grant Thornton LLP has served as auditors of the Company for a number of years. Representatives of such firm are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. Such representative will be available to respond to appropriate questions.


                         PROPOSALS OF SECURITY HOLDERS

     Proposals which stockholders of the Company intend to present for inclusion in the proxy statement with respect to the 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than January 15, 1999.

                                    GENERAL

     As of the date of this statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the meeting other than the election of directors. With respect to any other business that may properly come before the meeting or any adjournment thereof, it is intended that proxies will be voted in accordance with the judgment of the person or persons voting them.

                                    By Order of the Board of Directors,



                                    ALVIN N. LUBETKIN
                                    Vice Chairman of the Board, President and
                                    Chief Executive Officer
Dated:  May 18, 1998

     THE COMPANY WILL FURNISH WITHOUT CHARGE COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 1998, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, TO INTERESTED SECURITY HOLDERS ON REQUEST. THE COMPANY WILL ALSO FURNISH TO ANY SUCH PERSON ON REQUEST ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY'S FURNISHING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO A. LYNN BOERNER, VICE PRESIDENT, OSHMAN'S SPORTING GOODS, INC., 2302 MAXWELL LANE, HOUSTON, TEXAS 77023.

 OSHMAN'S SPORTING GOODS, INC.

                                ANNUAL MEETING
                                JUNE 19, 1997          CONTINUED FROM OTHER SIDE

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT. RECEIPT OF THE PROXY STATEMENT AND THE ANNUAL REPORT FOR THE FISCAL YEAR ENDED JANUARY 31, 1998, IS HEREBY ACKNOWLEDGED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 WHICH IS BEING PROPOSED BY THE BOARD OF DIRECTORS.

1.ELECTION OF SEVEN DIRECTORS:
  Nominees: Marvin Aronowitz, Karen Desenberg, William A. Hitchcock, Alvin N.
            Lubetkin, Stephen A. Lasher, Marilyn Oshman, Dolph B.H. Simon.

  (MARK ONLY ONE)
  [_] VOTE FOR all nominees listed, except as marked to the contrary above (if any).
        (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE).

  [_] WITHHOLD AUTHORITY to vote for all nominees listed above.

2. In accordance with their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                     PLEASE MARK, DATE AND SIGN THIS PROXY

--------------------------------------------------------------------------------

  OSHMAN'S SPORTING GOODS, INC.ANNUAL MEETING JUNE 19, 1998

The undersigned hereby appoints ALVIN N. LUBETKIN and RICHARD G. DENNIS, or either of them, each with power to appoint his substitute, as proxies of the undersigned and authorizes them to represent and vote, as designated below, all the shares of the Common Stock of Oshman's Sporting Goods, Inc. which the undersigned would be entitled to vote if personally present, and to act for the undersigned at the annual meeting to be held Friday, June 19, 1998, or any adjournment thereof.

                                       Dated: ___________________________, 1998

                                       ----------------------------------------

                                       ----------------------------------------
                                            Signature(s) of Stockholder(s)
                                       (Please sign exactly as shown hereon.
                                       Executors, administrators, guardians,
                                       trustees, attorneys, and officers
                                       signing for corporations should give
                                       full title. If a partnership or jointly
                                       owned, each owner should sign.)